UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
             Act of 1934 or Suspension of Duty to File Reports Under
                           Section 13 and 15(d) of the
                        Securities Exchange Act of 1934.


                         Commission File Number: 0-26462


                               Percon Incorporated
              Exact Name of registrant as specified in its charter


                               1800 Millrace Drive
                                Eugene, OR 97403
                                  541-344-1189
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)


                           Common Stock, No Par Value
            (Title of each class of securities covered by this Form)

                                      None
               (Title of all other classes of securities for which
          a duty to file reports under Section 13(a) or 15(d) remains)


                  Please place an X in the box(es) to designate
                the appropriate rule provision(s) relied upon to
                 terminate or suspect the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]             Rule 12h-3(b)(1)(ii)  [  ]
         Rule 12g-4(a)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]             Rule 12h-3(b)(2)(i)   [  ]
         Rule 12g-4(a)(2)(ii)       [ ]             Rule 12h-3(b)(2)(ii)  [  ]
         Rule 12h-3(b)(1)(i)        [X]             Rule 15d-6            [  ]

Approximate number of holders on record as of the certification or notice date:
One

Pursuant to the requirements of the Securities Exchange Act of 1934 Percon Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



PERCON INCORPORATED


By:      /s/ William J. Woodard                         Date:  January 20, 2000
   --------------------------------------------------   -----------------------
              William J. Woodard
              Vice President and Chief Financial Officer